Exhibit 10.7

CONFIDENTIAL

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated and effective as of August 14, 2025, by and between Gemini Space Station, Inc. (the “Company”), a Nevada corporation, and Tyler Winklevoss (“you”), sets forth the terms of employment between you and the Company.

1.	Position. You will serve as the Company’s Chief Executive Officer, perform duties customarily associated with this position, and report directly to the Board of Managers of the Company (the “Board”). You, together with the Chief President of the Company, will have the authority to manage and control the day-to-day business, affairs, and operations of the Company, subject to the oversight and supervision of the Board in accordance with the Company’s charter, by-laws and other governing documents, as in effect and as may be amended from time to time. You will be expected to comply with all lawful policies, practices, and procedures of the Company in effect from time to time. You will devote such portion of your working time, attention, and efforts to the business and affairs of the Company and its affiliates as you reasonably believe is necessary for you to perform the services required by this Agreement.

2.	Outside Activities. While you render services to the Company under this Agreement, you agree that you will not, without the written consent of the Board, engage in any other employment, consulting, or other business activity (other than for a subsidiary of the Company) that is engaged in, or known to be preparing to engage in, the business of operating a cryptocurrency exchange. Any outside employment permitted by this Agreement must not materially impair your ability to perform your duties under this Agreement.

3.	Compensation and Benefits. In consideration for the services you provide to the Company under this Agreement:

a.	Base Salary. You will receive a base salary of one US dollar ($1.00) per year. Your base salary will be subject to standard payroll deductions and withholdings and payable in accordance with the Company’s payroll practices in effect from time to time. Your pay will be periodically reviewed as part of the Company’s regular reviews of compensation.

b.	Annual Bonus. You will be eligible for a discretionary annual cash bonus in an amount, if any, determined by the Board, and will be subject to standard payroll deductions and withholdings and conditioned upon your continued employment with the Company through the applicable payment date. The actual amount of the annual cash bonus, if any, payable to you in respect of any fiscal year during your term of employment, will be based on the achievement of performance criteria established.

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CONFIDENTIAL

c.	Benefits. You will be entitled to participate in employee benefit plans and arrangements (including paid time off policies and programs) provided by the Company to its similarly-situated employees, to the extent that you meet the eligibility requirements for such plans or arrangements, as amended from time to time.

d.	Personal Security Services. The safety and security of you and your family are of utmost concern to the Company. The Company will support all reasonable actions necessary to ensure the safety and security of you and your family, including, but not limited to, providing personal security services for you and your family.

e.	Business Expenses. You will be reimbursed by the Company in accordance with its standard expense reimbursement policy for business expenses (including, but not limited to, travel and lodging expenses) incurred by you in connection with your duties hereunder, subject to your substantiation of such expenses in accordance with such policy.

4.	Termination of Employment. In consideration of your “at will” employment, following the date of your resignation or termination, you will be entitled to receive only your accrued base salary, unreimbursed business expenses that are eligible for reimbursement as described above, and any vested compensation and benefits (including with respect to any equity-based awards of the Company or any of its affiliates, in accordance with the applicable plan and award agreement), in addition to any payments and benefits to which you are eligible to receive pursuant to any executive severance plan sponsored by the Company or one of its affiliates. So long as you hold Class B common stock in the Company, “Cause” for termination of your employment under such arrangements will be limited to actions resulting in material economic harm to the Company.

5.	Representation and Warranty. You represent and warrant to the Company that: (i) you have full power to enter into and fully perform this Agreement without conflict with any other agreement or obligation and (ii) you are not under any legal obligation, including any obligation of confidentiality or non-competition, that prevents you from executing or fully performing this Agreement, or that would render such execution or performance a breach of contract with any third party.

6.	Governing Law. This Agreement will be governed by, and be construed and enforced in accordance with, the laws of the State of Nevada, without giving effect to the principles of conflicts of law thereof.

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CONFIDENTIAL

7.	Arbitration. Any controversy, dispute, or claim arising out of or relating to this Agreement will be subject to the dispute resolution provisions in the Employment Arbitration Agreement that you and the Company are entering into concurrently with the execution of the Agreement.

8.	Proprietary Information and Inventions Agreement. You acknowledge and agree that your employment is conditioned on the completion of the Proprietary Information and Inventions Agreement (“PIIA”) that you and the Company are entering into concurrently with the execution of this Agreement.

9.	Binding Agreement; Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors, and assigns. You will not assign this Agreement without the written consent of the Board.

10.	Entire Agreement. This Agreement along with the PIIA and Employment Arbitration Agreement contain the entire understanding between you and the Company with respect to your employment and supersedes any and all prior understandings, written or oral, relating to your employment with the Company, including that certain Employment Agreement with Gemini Space Station, LLC, dated as of November 19, 2021. This Agreement may not be amended, waived, discharged, or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties.

11.	Counterparts. This Agreement may be executed in any number of counterparts, each of which will constitute an original and all of which when taken together will constitute one agreement.

[Remainder of Page Intentionally Blank; Signature Page Follows.]

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CONFIDENTIAL

IN WITNESS WHEREOF, the parties have entered into this Agreement on and as of the date first written above.

GEMINI SPACE STATION, INC.:		AGREED AND ACCEPTED:

Signature:	/s/ Cameron Winklevoss	Signature:	/s/ Tyler Winklevoss
Name: Cameron Winklevoss		Name: Tyler Winklevoss
Title: President		Title: Chief Executive Officer

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